EXHIBIT 99.1

INFORMATION
.

For Immediate Release
August 17, 2015
Contact: 513.271.3700
John A. Kraeutler, Chief Executive Officer

MERIDIAN BIOSCIENCE ELECTS CATHERINE SAZDANOFF AND
JOHN MCILWRAITH TO THE BOARD OF DIRECTORS

Meridian Bioscience, Inc. announces that on August 11, 2015, the Board of Directors of Meridian Bioscience, Inc. elected two new independent directors, Catherine A. Sazdanoff and John C. McIlwraith, effective August 14, 2015.

Ms. Sazdanoff is the CEO and President of Sazdanoff Consulting LLC, specializing in business development, management and strategy consulting.  In addition, she is Strategic Advisor to mProve Health LLC, a mobile health technology company located in Arlington, Virginia.  From 2006 to 2015, Ms. Sazdanoff held a number of executive positions with Takeda Pharmaceutical International, Inc. including Vice President, Head of Corporate Projects, VP, Global Business Development and VP, Corporate Development.  Prior to her time at Takeda, Ms. Sazdanoff spent 22 years with Abbott Laboratories, where she held numerous executive positions.  Ms. Sazdanoff received a B.A. from the University of Notre Dame and a J.D. from Northwestern University School of Law.

Mr. McIlwraith co-founded Allos Ventures, a venture capital firm, in March 2010 and has served as a Managing Director there since that time.  Prior to founding Allos Ventures, Mr. McIlwraith was a Managing Director of Blue Chip Venture Company, a Cincinnati-based venture capital and private equity firm, which he joined in 1997. He has served on the board of directors of more than 20 healthcare or information technology companies, and is currently the lead director of Assurex Health, Inc., an informatics-based precision medicine company providing treatment decision support to health care providers for behavioral health conditions.  Prior to 1997, Mr. McIlwraith served as Senior Vice President of Strategic Planning and General Counsel of publicly-traded Quantum Health Resources, Inc., and was a partner in the Jones Day law firm.  Mr. McIlwraith received a B.A. from Hillsdale College and a J.D. from Case Western Reserve University.

John A. Kraeutler, Chairman and Chief Executive Officer,  commented, "With the election of Catherine and John to the Board of Directors of Meridian Bioscience we have added key strategic and operating strengths to help guide our future growth.  Our Nominating Committee has been working diligently for more than a year to add specific skills to the Board.  During that period, we have met and interviewed many talented individuals and we are very pleased that Catherine and John have agreed to join our team.  I look forward to working closely with both Catherine and John, along with our existing directors, as we build a strong future for Meridian Bioscience."

Meridian is a fully integrated life science company that develops, manufactures, markets and distributes a broad range of innovative diagnostic test kits, purified reagents and related products and offers biopharmaceutical enabling technologies. Utilizing a variety of methods, these products and diagnostic tests provide accuracy, simplicity and speed in the early diagnosis and treatment of common medical conditions, such as gastrointestinal, viral and respiratory infections. Meridian's diagnostic products are used outside of the human body and require little or no special equipment. The Company's products are designed to enhance patient well-being while reducing the total outcome costs of health care. Meridian has strong market positions in the areas of gastrointestinal and upper respiratory infections, serology, parasitology and fungal disease diagnosis. In addition, Meridian is a supplier of rare reagents, specialty biologicals and related technologies used by biopharmaceutical companies engaged in research for new drugs and vaccines. The Company markets its products and technologies to hospitals, reference laboratories, research centers, diagnostics manufacturers and biotech companies in more than 60 countries around the world. The Company's shares are traded on the NASDAQ Global Select Market, symbol VIVO. Meridian's website address is www.meridianbioscience.com.

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